Richard M. Cutshall

D: 303.572.6527

T: 303.572.6500

cutshallr@gtlaw.com

May 28, 2026

Corgi ETF Trust I

425 Bush St, Suite 500

San Francisco, CA 94104

Re:       Post-Effective Amendments to Registration Statement on Form N-1A

(File Nos. 333-289838 and 811-24117)

Ladies and Gentlemen:

We have acted as counsel for Corgi ETF Trust I, a statutory trust formed under the laws of Delaware (the “Trust”) in connection with the registration under the Securities Act of 1933 (the “1933 Act”) of an issuance of shares of beneficial interest in certain series of the Trust designated as the Inside Ownership 100 ETF (the “Shares”) in Post-Effective Amendment Number 47 to the Trust’s registration statement No. 333-289838 on Form N-1A (the “Registration Statement”), to be filed on or about May 28, 2026.

As counsel to the Trust in connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including but not limited to the Agreement and Declaration of Trust (the “Trust Agreement”) and bylaws of the Trust, actions of the Board of Trustees of the Trust authorizing the issuance of Shares of the Funds and the Registration Statement.

Among other things, the Registration Statement is deemed to register the Shares pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the “1940 Act”).  You have advised us that the Trust will, from year to year, timely file a notice pursuant to Rule 24f-2 perfecting the registration of the Shares sold by the Trust during each fiscal year during which such registration of an indefinite number of Shares remains in effect.  You have also informed us that the Shares will be sold in accordance with Section 5(b) of the 1933 Act.

Based on the foregoing information and examination, we are of the opinion that upon the issuance and delivery of the Shares of each Fund in accordance with the Trust Agreement and the actions of the Board of Trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable (although shareholders may be subject to liability under certain circumstances as described in the Statement of Additional Information of the Trust included as Part B of the Registration Statement under the caption “General Information About the Trust”).

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transaction referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the state of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the state of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Trust Agreement or the bylaws refer to, incorporate or require compliance with, the 1940 Act, or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this opinion, we do not admit that we are in the category of persons whose consent is required under section 7 of the 1933 Act.

Best regards,
GREENBERG TRAURIG, LLP

By:	/s/ Richard M. Cutshall
Richard M. Cutshall, Shareholder